Exhibit 10.1

SCIENTIFIC GAMES CORPORATION
CHANGE IN CONTROL PROTECTION PLAN

SECTION 1. Adoption Date; Purpose.  (a)  This Scientific Games Corporation Change in Control Protection Plan (the “Plan”) is adopted as of August 25, 2020 (the “Adoption Date”).

(b)          The Plan provides participating employees of Scientific Games Corporation and its affiliates (collectively, the “Company”) with certain severance payments and benefits if such an individual’s employment with the Company is terminated under certain circumstances following a Change in Control (as defined below).

SECTION 2. Certain Defined Terms.  As used in the Plan, the following terms have the meanings ascribed thereto below:

“Annual Base Salary” means the Participant’s annual base salary as in effect as of the date of the Participant’s Qualifying Termination (without regard to any reduction that would constitute Good Reason).

“Benefits Continuation Period” means (a) 24 months with respect to the CEO and the Group Chief Executive, Gaming as of the Adoption Date and (b) 18 months with respect to any other Participant.

“Board” means the Company’s Board of Directors.

“Bonus Amount” means an amount equal to the highest annual cash bonus amount paid to the Participant in respect of the two most recent fiscal years of the Company, but in no event more than the Participant’s Target Bonus Amount immediately prior to the Participant’s Qualifying Termination; provided that if the Participant is subject to an individual employment agreement between the Company and the Participant that would provide for a higher bonus amount to be used for determining severance payments under such agreement as of the date of such Participant’s Qualifying Termination, then the Bonus Amount shall be such higher amount.

“Cause” means: (a) gross neglect by the Participant of his or her duties to the Company; (b) the Participant’s indictment for or conviction of a felony, or any non-felony crime or offense involving the property of the Company or evidencing moral turpitude; (c) willful misconduct by the Participant in connection with the performance of his or her duties to the Company; (d) intentional breach by the Participant of any material provision of any written agreement with the Company; (e) material violation by the Participant of a material provision of the Company’s Code of Business Conduct; (f) the Participant’s failure to qualify (or failure to remain qualified) under any suitability or licensing requirements to which the Participant may be subject by reason of his or her position with the Company; or (g) any other willful or grossly negligent conduct of the Participant that would make the continued employment of the Participant by the Company materially prejudicial to the best interests of the Company; provided that, upon the occurrence of one or more conditions specified in (a) through (g) above, other than (b), the Company or, in the case of the CEO, the Board shall provide notice to the Participant of the existence of such condition(s) and the Participant shall have 15 days following receipt of such notice to correct such condition(s), the determination of whether such condition(s) has been corrected shall be made by the Company or the Board, as applicable, in its reasonable, good faith discretion, and any failure by the Participant to correct such condition(s) shall result in any termination of the Participant’s employment following any such occurrence to be deemed a termination for Cause.

“CEO” means the President and Chief Executive Officer of the Company.

“Change in Control” shall be deemed to have occurred if any “person”, as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act, directly or indirectly, becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of at least 30% of the then-outstanding securities of the Company eligible to vote for the election of the members of the Board; provided that, neither “person” nor entity shall include the Company, MafCo or any benefit plan sponsored or maintained by the Company (including any trustee of such plan acting as trustee).

“Change in Control Date” means the first date after the Adoption Date on which a Change in Control occurs.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of the Board.

“Equity Awards” means all equity-based awards, including options and restricted stock units, with respect to the Company’s Common Stock, $0.001 par value, or SciPlay Corporation’s Class A Common Stock, $0.001 par value.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“General Release” means a general release of claims in the form attached hereto as Exhibit A, subject to any updates in order to comply with applicable law.

“Good Reason” means that, without the Participant’s prior written consent, any of the following shall have occurred during the Term: (a) a material diminution of the Participant’s positions, titles, offices, authorities, duties or responsibilities, except in connection with the termination of the Participant’s employment for Cause or due to disability or death; (b) a decrease in the Participant’s base salary or annual target bonus opportunity; (c) any material breach by the Company of any written agreement between the Participant and the Company; (d) a relocation of the Participant’s principal work location by more than 50 miles; or (e) in the case of the CEO only, a requirement that on a continuing basis he or she report to anyone other than the Board or one or more non-executive members of the Board; provided that, an event or circumstance shall not constitute Good Reason unless the applicable Participant shall have provided the Company with written notice of the specific event or circumstance alleged to constitute Good Reason within 60 days after he or she has knowledge of such event or circumstance and the Company shall have failed to cure such event or circumstance within thirty 30 days after such notice has been given to the Company (the date that is 60 days after the expiration of such cure period, the “Good Reason End Date”).

 “MafCo” means each of (a) MacAndrews & Forbes Incorporated, its successors and its direct and indirect subsidiaries and affiliates, (b) Ronald O. Perelman, (c) The ROP Revocable Trust dated 1/9/2018, (d) any of the directors or executive officers of MacAndrews & Forbes Incorporated or its successors and (e) any of their respective Permitted Transferees.

“Plan Administrator” means the Committee or its designee.

“Permitted Transferees” means, with respect to any person that is a natural person (and any Permitted Transferee of such person), (a) such person’s immediate family, including his or her spouse, ex-spouse, children, step-children and their respective lineal descendants, (b) the estate of Ronald O. Perelman and (c) any other trust or other legal entity the beneficiary of which is such person’s immediate family, including his or her spouse, ex-spouse, children, stepchildren or their respective lineal descendants.

“Pro Rata Bonus” means an amount equal to (a) the annual bonus (if any) that would have been payable to the Participant based on actual performance had the Participant remained in employment with the Company during the entire fiscal year in which the Participant’s Qualifying Termination occurred (without regard to any reduction that would constitute Good Reason), multiplied by (b) a fraction, the numerator of which is the number of days the Participant was employed in the fiscal year in which the Participant’s Qualifying Termination occurs, and the denominator of which is the total number of days in the fiscal year in which the Participant’s Qualifying Termination occurs.

 “Qualifying Termination” means the termination of the Participant’s employment during by the Company without Cause during the Term or by the Participant for Good Reason prior to the applicable Good Reason End Date.

 “SEC” means the U.S. Securities and Exchange Commission.

 “Section 280G” means Section 280G of the Code and the regulations promulgated thereunder, as amended or supplemented from time to time.

 “Section 409A” means Section 409A of the Code and the regulations promulgated thereunder, as amended or supplemented from time to time.

 “Severance Multiple” means (a) with respect to the CEO and Group Chief Executive, Gaming as of the Adoption Date, two (2) times and (b) with respect to any other Participant, one and a half (1.5) times.

 “SciPlay Board” means the Board of Directors of SciPlay Corporation.

 “Standard Termination Payments” means:

 (a)          any accrued but unpaid base salary for services rendered by the Participant to the date of such Participant’s Qualifying Termination, which shall be payable in accordance with the Company’s regular payroll practices;

 (b)          any vested non-forfeitable amounts owing to the Participant or accrued with respect to the Participant under applicable benefit plans, programs and arrangements as of the date of such Participant’s Qualifying Termination, which shall be paid under the terms and conditions of such plans, programs and arrangements (and agreements and documents thereunder); and

 (c)          any reasonable business expenses and disbursements incurred by the Participant prior to such Participant’s Qualifying Termination, which shall be reimbursed in accordance with the Company’s standard policies and procedures.

 “Target Bonus Amount” means the Participant’s target annual cash bonus amount for the fiscal year in which the Participant’s Qualifying Termination occurs (without regard to any reduction that would constitute Good Reason).

“Term” means the period beginning on the Change in Control Date and ending on the date that is 18 months following the Change in Control Date.

SECTION 3. Administration.  The Plan shall be administered by the Plan Administrator.  The Plan Administrator shall have full authority to construe and interpret the Plan, to establish, amend and rescind rules and regulations relating to the administration of the Plan and to take all such actions and make all such determinations in connection with the administration of the Plan as it may deem necessary or desirable.  All determinations made by the Plan Administrator shall be final and binding on all interested persons.  The Plan Administrator will also be authorized to engage or employ agents, attorneys, accountants, consultants, and other advisors which it deems to be necessary or appropriate to assist in discharging its duties hereunder.  The Plan Administrator may allocate to others certain aspects of the management, operation and responsibilities of the Plan, including the engagement or employment of advisors and the delegation of any ministerial duties or functions, to qualified individuals or entities.

SECTION 4. Participants.  Each of the following shall be a “Participant” and eligible to receive payments and benefits under the Plan:  (a) the CEO, each direct report to the CEO and the Chief Accounting Officer of the Company, in each case, as of the Adoption Date; and (b) each individual who the Committee approves as a participant in the Plan following the Adoption Date.  Any individual shall cease being a Participant if his or her employment with the Company is terminated for any reason prior to the Change in Control Date.

SECTION 5. Conditions for Severance Payments and Benefits.

 (a)  A Participant shall be entitled to the severance payments and benefits described in Section 6 if the following conditions are met:

(i)	the Participant experiences a Qualifying Termination;

(ii)	the Participant executes and delivers to the Company a General Release that becomes effective and irrevocable no later than the 55th day after the Qualifying Termination; and

(iii)	the Participant’s compliance with Section 7.

(b)          In addition to the severance payments and benefits described in Section 6, the Participant shall receive the Standard Termination Payments upon a Qualifying Termination, regardless of whether the Participant has satisfied the other conditions set forth in Section 5(a).

SECTION 6. Amount of Severance Payments and Benefits and Timing of Payments.  If a Participant meets the conditions set forth in Section 5(a), then the Company shall pay or provide to the Participant the following:

(a)          Cash Severance.  An amount in cash equal to (i) the sum of the Participant’s Annual Base Salary and Bonus Amount multiplied by (ii) the applicable Severance Multiple, payable in a single lump sum no later than the 60th day after the Participant’s Qualifying Termination

(b)          Pro Rata Bonus.  The Participant’s Pro Rata Bonus, payable in a single lump sum no later than the 60th day after the Participant’s Qualifying Termination;

(c)         Equity Awards.  The Participant’s Equity Awards shall become fully vested and exercisable or payable, with any performance-based vesting criteria satisfied at the level determined by the Committee or the Compensation Committee of the SciPlay Board, as applicable, in its sole discretion, with any restricted stock units settled no later than the 60th day after the Participant’s Qualifying Termination; and

(d)            Other Benefits.  If the Participant timely elects to continue medical coverage under the Company’s group health plan in accordance with COBRA, during the Benefits Continuation Period an amount equal to the monthly premiums for such coverage less the amount of employee contributions for similarly-situated active employees of the Company, provided such benefit shall cease if the Participant ceases coverage under the group health plan or obtains coverage under a group health plan of a subsequent employer.

(e)          Additional Payment Timing Terms.  Notwithstanding the foregoing to the contrary, the timing of any payment that constitutes a “deferral of compensation” within the meaning of Section 409A shall be payable in accordance with the timing set forth in Section 16(d).

SECTION 7. Restrictive Covenants.  As an additional condition to the payments and benefits provided under Section 6, the Participant shall continue to be bound by, in accordance with their terms, any non-competition, non-solicitation, non-disparagement, confidentiality, cooperation with litigation and other restrictive covenants to the extent applicable to such Participant at the time of his or her Qualifying Termination.

SECTION 8. Payment Obligations Absolute.  Upon a Change in Control, the obligations of the Company to pay or provide the severance payments and benefits as required by the Plan shall be absolute and unconditional and shall not be affected by any circumstances, including any set-off, counterclaim, recoupment, defense or other right that the Company may have against any Participant.  In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to a Participant under any of the provisions of the Plan, nor shall the amount of any payment or benefit under the Plan be reduced by any compensation or benefit earned or received by a Participant as a result of employment by another employer, other than as provided in Section 6(d).  For the avoidance of doubt, in the event of a Qualifying Termination, this Section 8 shall supersede any provision to the contrary in any individual employment agreement between the Participant and the Company, including if the Participant receives severance payments and benefits pursuant to such agreement in accordance with Section 9.

SECTION 9. Other Arrangements.  Notwithstanding any provision of the Plan, in the case of a Participant who is party to an individual employment agreement with the Company or is eligible to receive severance payments under any other plan, policy or arrangement maintained by the Company, such Participant will be entitled to receive only the greater of the aggregate severance payments and benefits provided under (i) such other plan, policy, agreement or arrangement and (ii) the Plan.  For the avoidance of doubt, the compensation and benefits provided under the Plan shall not result in duplication of compensation or benefits provided under any other plan, policy, agreement or arrangement.

SECTION 10. Section 280G.

(a)   If (x) the aggregate of all amounts and benefits due to a Participant under the Plan or any other plan, program, agreement or arrangement of the Company, which, if received by such Participant in full, would constitute “parachute payments,” as such term is defined in and under Section 280G (collectively, “Change in Control Benefits”), reduced by all Federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Section 4999 of the Code, is less than (y) the amount such Participant would receive, after all such applicable taxes, if such Participant received aggregate Change in Control Benefits equal to an amount which is $1.00 less than three (3) times such

Participant’s “base amount,” as defined in and determined under Section 280G, then such Change in Control Benefits shall be reduced or eliminated to the extent necessary so that the Change in Control Benefits received by such Participant will not constitute “parachute payments”.  If such a reduction in the Change in Control Benefits is necessary, reduction shall occur in the following order: (i) severance payments pursuant to Section 6(a); (ii) other cash payments; (iii) the Pro Rata Bonus; (iv) acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of stock subject to the option, provided such options are not permitted to be valued under Treasury Regulations Section 1.280G-1 Q/A – 24(c); (v) any Equity Awards accelerated or otherwise valued at full value, provided such Equity Awards are not permitted to be valued under Treasury Regulations Section 1.280G-1 Q/A – 24(c); (vi) acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of stock subject to the option, provided such options are permitted to be valued under Treasury Regulations Section 1.280G-1 Q/A – 24(c); (vii) acceleration of vesting of all other Equity Awards; and (viii) within any category, reductions shall be from the last due payment to the first.

(b)          It is possible that after the determinations and selections made pursuant to the preceding paragraph that the Participant will receive Change in Control Benefits that are, in the aggregate, either more or less than the amounts contemplated by the preceding paragraph (hereafter referred to as an “Excess Payment” or “Underpayment,” respectively). If there is an Excess Payment, the Participant shall promptly repay the Company an amount consistent with this Section 10. If there is an Underpayment, the Company shall pay the Participant an amount consistent with this Section 10.

SECTION 11. Claims. Following a Qualifying Termination, the severance payments and benefits described in Section 6 shall be paid as described therein without any required action on the part of such Participant, other than any actions required by Section 5(a).  As a condition to participating in the Plan, all disputes, controversies and claims arising between the Company and the Participant concerning the subject matter of the Plan shall be settled in accordance with the arbitration or other dispute resolution provisions set forth in any individual employment agreement between the Company and the Participant, mutatis mutandis.  If such employment agreement does not contain any such provisions, or the Participant is not subject to an employment agreement with the Company, then any such disputes, controversies or claims shall be settled by arbitration with the American Arbitration Association as follows:

(a)          the location of such arbitration shall be Las Vegas, Nevada;

(b)          such arbitration shall be before three arbitrators;

(c)          such arbitration shall be in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association in effect at the time of submission to arbitration;

(d)          the Company and the Participant agree that a judgment upon an award rendered by the arbitrators may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law;

(e)          the Company shall pay all costs uniquely attributable to arbitration, including the administrative fees and costs of the arbitrators;

(f)          each party shall pay that party’s own costs and attorney fees, if any, unless the arbitrators rule otherwise;

(g)          the arbitrators shall apply the same standards a court would apply to award any damages, attorney fees or costs; and

(h)          the Participant shall not be required to pay any fee or cost that the Participant would not otherwise be required to pay in a court action, unless so ordered by the arbitrators.

Nothing in this Section 11 shall preclude the Participant or the Company from seeking temporary injunctive relief from any Federal or state court in connection with or as a supplement to an arbitration hereunder.

SECTION 12. Amendments and Terminations. The Plan Administrator shall have authority to amend, modify or terminate the Plan in such respects as it shall deem advisable; provided that, the Plan shall not be amended, modified or terminated during the Term, including, for the avoidance of doubt, to revoke the designation of an individual as a Participant; provided further, that the Plan shall not be amended, modified or terminated with respect to any Participant for whom an event constituting Good Reason has occurred during the Term until the applicable Good Reason End Date.

SECTION 13. Withholding Taxes; No Guarantee of Tax Consequences.  The Company is authorized to deduct or withhold, or require the Participant to remit to the Company, any amount required to satisfy any taxes imposed on payments or benefits provided to the Participant pursuant to the Plan which are considered taxable compensation to the Participant.  No representation, commitment or guarantee is made that any amounts paid under the Plan will be excludable from the recipient’s gross income for any tax purpose, or that any other tax treatment will apply or be available to such Person.

SECTION 14. Successors; Binding Agreement.  (a)  The Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place.  In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by the Plan, the Company, as a condition precedent to such transaction, shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

(b)          As used in the Plan, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement described in this Section 14 or which otherwise becomes bound by all the terms and provisions of the Plan by operation of law.

(c)          Except as otherwise provided in the Plan or by law, no right or interest of any Participant under the Plan shall be assignable or transferable, in whole or in part, either directly or by operation of law or otherwise, including without limitation by execution, levy, garnishment, attachment, pledge or in any manner, no attempted assignment or transfer thereof shall be effective and no right or interest of any Participant under the Plan shall be liable for, or subject to, any obligation or liability of such Participant.

(d)          The Plan shall inure to the benefit of and be enforceable by a Participant’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If a Participant should die while any amounts would still be payable to him or her hereunder if he or she had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to such Participant’s devisee, legatee or other designee or, if there be no such designee, to his or her estate.

SECTION 15. Governing Law. The Plan shall be governed by the laws of the State of Nevada, to the extent not preempted by U.S. Federal law.

SECTION 16. Section 409A.

(a)  It is intended that the severance payments and benefits provided under the Plan shall be exempt from, or comply with, the requirements of Section 409A.  The Plan shall be construed, administered and governed in a manner that effects such intent, and the Company shall not take any action that would be inconsistent with such intent.  Specifically, any taxable benefits or payments provided under the Plan are intended to be separate payments that qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the separation pay exceptions to Section 409A, to the maximum extent possible.  To the extent that none of these exceptions (or any other available exception) applies, then notwithstanding anything contained herein to the contrary, and to the extent required to comply with Section 409A, if a Participant is a “specified employee,” as determined under the Company’s policy for identifying specified employees on his or her date of termination, then all amounts due under the Plan that constitute a “deferral of compensation” within the meaning of Section 409A, that are provided as a result of a “separation from service” within the meaning of Section 409A, and that would otherwise be paid or provided during the first six months following the Participant’s separation from service, shall be accumulated through and paid or provided on the first payroll date that is more than six months after the date of the Participant’s separation from service (or, if the Participant dies during such six-month period, within 30 calendar days after the Participant’s death).

(b)          A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and the Participant is no longer providing services (at a level that would preclude the occurrence of a “separation from service” within the meaning of Section 409A) to the Company as an employee or consultant, and for purposes of any such provision of the Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A.

(c)          With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A:  (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (iii) such payments shall be made on or before the last day of the Participant’s taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.

(d)          Notwithstanding anything in the Plan to the contrary, including the payment timing provisions of Section 6, to the extent necessary to comply with Section 409A, any amount payable hereunder that constitute a “deferral of compensation” within the meaning of Section 409A will not be paid prior to the earliest date that is permitted in accordance with the schedule set forth in any individual employment agreement between the Company and the Participant as in effect on the date of the Change in Control.

SECTION 17. No Right to Continued Employment.  Participation in the Plan does not create a contract of employment between the Company and any Participant.  The Company reserves the right to terminate the employment of any Participant at any time for any reason, just as each Participant has the right to terminate his or her employment at any time for any reason.

 SECTION 18. Certain Rights.  Notwithstanding the foregoing, nothing in or about the Plan, including Section 11, prohibits a Participant from:  (a) filing and, as provided for under Section 21F of the Exchange Act, maintaining the confidentiality of a claim with the SEC; (b) providing confidential information to the SEC, or providing the SEC with information that would otherwise violate Section 7, to the extent permitted by Section 21F of the Exchange Act; (c) cooperating, participating or assisting in an SEC investigation or proceeding without notifying the Company; or (d) receiving a monetary award as set forth in Section 21F of the Exchange Act.

SECTION 19. Miscellaneous.  (a)  The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan and shall not be employed in the construction of the Plan.  The words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”.

(b)          The Plan shall not be funded.  No Participant shall have any right to, or interest in, any assets of any Company which may be applied by the Company to the payment of benefits or other rights under this Plan.

(c)          Any notice required or permitted to be given under the Plan shall be sufficient if in writing and if delivered personally or by certified mail to the Participant at the Participant’s place of residence as then recorded on the books of the Participant or to the Company at its principal office.

(d)          Except as otherwise required by law or as specifically provided in any plan or program maintained by the Company, no payment under the Plan shall be included or taken into account in determining any benefit under any pension, thrift, profit sharing, group insurance or other benefit plan maintained by the Company.

(e)          Any provision in the Plan that is prohibited or unenforceable in any jurisdiction by reason of applicable law shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions of the Plan, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Exhibit A

RELEASE AGREEMENT

In consideration of the promises contained herein and in Scientific Games Corporation Change in Control Protection Plan adopted as of August 25, 2020 (the “Plan”), Scientific Games Corporation (the “Company”) and [●] (“you”) hereby enter into this release agreement (this “Release Agreement”) as of [●].

WHEREAS, you are a participant in the Plan; and

WHEREAS, the Plan includes this Release Agreement as an exhibit thereto; and

WHEREAS, the Company’s obligations to you under the Plan are conditioned on you entering into this Release Agreement;

NOW THEREFORE, you hereby agree to the following:

1.          General Release of Claims.  In consideration of the benefits described in Section 6 (a) – (d) of the Plan (the “Severance Benefits”), which you acknowledge are not otherwise owed to you, you understand and agree that you are knowingly and voluntarily releasing, waiving and forever discharging, to the fullest extent permitted by law, on your own behalf and on behalf of your agents, assignees, attorneys, heirs, executors, administrators and anyone else claiming by or through you (collectively referred to as the “Releasors”), the Company, and its affiliates, subsidiaries and members, predecessors, successors or assigns, and any of its or their past or present parents, affiliates, subsidiaries and members, predecessors, successors or assigns; and any of its or their past or present stockholders; and any of its or their past or present directors, executives, members, officers, insurers, attorneys, employees, consultants, agents, both individually and in their business capacities, and employee benefits plans and trustees, fiduciaries, and administrators of those plans (collectively referred to as the “Released Parties”), of and from any and all claims under local, state or federal law, whether known or unknown, asserted and unasserted, that you and/or the other Releasors have or may have against Released Parties as of the day you sign this Release Agreement, including but not limited to all matters relating to or in any way arising out of any aspect of your employment with the Company, separation from employment with the Company, or your treatment by the Company while in the Company’s employ, all claims under any applicable law, and all other claims, charges, complaints, liens, demands, causes of action, obligations, damages (including punitive or exemplary damages), liabilities or the like (including without limitation attorneys’ fees and costs) (collectively “Claims”), including but not limited to all Claims for:

(a)          salary and other wages, including, but not limited to, overtime if applicable, incentive compensation and other bonuses, severance pay, paid time off, or any benefits under the Employee Retirement Income Security Act of 1974, as amended or any other applicable local, state or federal law;

(b)          discrimination, harassment or retaliation based upon race, color, national origin, ancestry, religion, marital status, sex, sexual orientation, citizenship status, pregnancy or any pregnancy related disability, family status, leave of absence (including but not limited to the Family Medical Leave Act or any other federal, state or local leave laws), handicap (including but not limited to The Rehabilitation Act of 1973), medical condition or disability, or any other characteristic covered by law under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans with Disabilities Act, as amended, Sections 1981 through 1988 of the Civil Rights Act of 1866, and any other federal, state, or local law prohibiting discrimination in employment, the Worker Adjustment and Retraining Notification Act, or any other federal, state or local law concerning plant shutdowns, mass layoffs, reductions in force or other business restructuring;

(c)          discrimination, harassment or retaliation based upon age under the Age Discrimination in Employment Act as amended by the Older Workers Benefit Protection Act of 1990 and as further amended (the “ADEA”), or under any other federal, state, or local law prohibiting age discrimination;

(d)          breach of implied or express contract (whether written or oral), breach of promise, misrepresentation, fraud, estoppel, waiver or breach of any covenant of good faith and fair dealing, including without limitation breach of any express or implied covenants of any employment agreement that may be applicable to you;

(e)          defamation, negligence, infliction of emotional distress, violation of public policy, wrongful or constructive discharge, or any employment-related tort recognized under any applicable local, state, or federal law;

(f)          any violation of any of the Fair Employment Practices Act, Equal Rights Act; Civil Rights Act; Minimum Fair Wages Act; Equal Pay Act; or Payment of Wages Act; or any comparable federal, state or local law;

(g)          any violation of the Immigration Reform and Control Act, or any comparable federal, state or local law;

(h)          any violation of the Fair Credit Reporting Act, or any comparable federal, state or local law;

(i)          any violation of the Family and Medical Leave Act;

(j)          any violation of the Virginia Human Rights Act, and any comparable federal, state or local law and any violation of any statute, regulation, or law of any country or nation;

(k)          costs, fees, or other expenses, including attorneys’ fees; and

(l)          any other claim, charge, complaint, lien, demand, cause of action, obligation, damages, liabilities or the like of any kind whatsoever, whether under U.S. law or the law of another nation, including, without limitation, any claim that this Release Agreement was induced or resulted from any fraud or misrepresentation by the Company.

Excluded from the release set forth in this Section 1 are: (i) any Claims or rights to enforce benefits under the Plan, this Release Agreement or any individual employment agreement or equity award agreement between the Company and you against the Company, (ii) Claims arising after the date you sign this Release Agreement, (iii) claims for indemnification or similar rights under any individual employment agreement between the Company and you, any director’s and officer’s liability insurance policy now or previously in force or under the bylaws of the Company, Nevada Revised Statutes Chapter 78 or any other applicable law, and (iv) any Claims that you cannot lawfully release.  Notwithstanding anything to the contrary contained herein, including in Section 2 below, also excluded from the release set forth in this Section 1 is your right to file a charge with an administrative agency (including the Equal Employment Opportunity Commission and the National Labor Relations Board) or participate in any agency investigation.  You are, however, to the extent allowed by law, waiving your right to recover money or other damages in connection with any such charge or investigation.  You are also, to the extent allowed by law, waiving your right to recover money in connection with a charge filed by any other individual or by the Equal Employment Opportunity Commission, National Labor Relations Board or any other federal, state or local agency.

Furthermore, notwithstanding anything herein to the contrary, nothing in the Plan, this Release Agreement, or any individual employment agreement or equity award agreement between you and the Company shall (i) prohibit you from making reports of possible violations of federal law or regulation to any governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or of any other whistleblower protection provisions of state or federal law or regulation, or (ii) require notification or prior approval by the Company of any reporting described in clause (i).

2.	Additional Agreements by Employee.

(a)          BY SIGNING THIS RELEASE AGREEMENT YOU ARE KNOWINGLY AND VOLUNTARILY WAIVING ANY RIGHTS (KNOWN OR UNKNOWN) TO BRING OR PROSECUTE A LAWSUIT OR MAKE ANY LEGAL CLAIM AGAINST THE RELEASED PARTIES WITH RESPECT TO ANY OF THE CLAIMS DESCRIBED ABOVE IN SECTION 1.  You agree that the release set forth above will bar all claims or demands of every kind, known or unknown, referred to above in Section 1 and further agree that no non-governmental person, organization or other entity acting on your behalf has in the past or will in the future file any lawsuit, arbitration or proceeding asserting any claim that is waived or released under this Release Agreement. If you break this promise and file a lawsuit, arbitration or other proceeding asserting any Claim waived in this Release Agreement, (i) you will pay for all costs, including reasonable attorneys’ fees, incurred by the Released Parties in defending against such Claim (unless such Claim is a charge with the Equal Employment Opportunity Commission or the National Labor Relations Board); (ii) you give up any right to individual damages in connection with any administrative, arbitration or court proceeding with respect to your employment with and/or termination from employment with the Company, including damages, reinstatement or attorneys’ fees; and (iii) if you are awarded money damages, you will assign to the Released Parties your right and interest to all such money damages. If any claim is not subject to release, to the extent permitted by law, you waive any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which the Company or any other Released Party is a party.  Furthermore, if you are made a member of a class or collective action in any proceeding without your prior knowledge or consent, you agree to opt out of the class or collective action at the first opportunity.  Notwithstanding the foregoing, this Section 2 does not limit your right to challenge the validity of this Release Agreement in a legal proceeding under the Older Workers Benefit Protection Act, 29 U.S.C. § 626(f), with respect to claims under the ADEA.  This Section also is not intended to and shall not limit the right of a court to determine, in its discretion, that the Company is entitled to restitution, recoupment or setoff of any payments made to you by the Company should this Release Agreement be found to be invalid as to the release of claims under the ADEA.

(b)          You agree that you shall not solicit, encourage, assist or participate (directly or indirectly) in bringing any Claims or actions against any of the Released Parties by other current or former employees, officers or third parties, except as compelled by subpoena or other court order or legal process, and only after providing the Company with prior notice of any such subpoena, order or legal process and an opportunity to timely contest such process. Notwithstanding the foregoing, nothing in this Release Agreement shall preclude you from making truthful statements that are required by applicable law, regulation or legal process.

(c)          You represent and warrant that you have not filed any administrative, judicial or other form of complaint or initiated any claim, charge, complaint or formal legal proceeding, nor are you a party to any such claim, against any of the Released Parties, and that you will not make such a filing at any time hereafter based on any events or omissions occurring prior to the date of execution of this Release Agreement.  You understand and agree that this Release Agreement will be pleaded as a full and complete defense to any action, suit or proceeding which is or may be instituted, prosecuted or maintained by you, your agents, assignees, attorneys, heirs, executors, administrators and anyone else claiming by or through you.

(d)          You agree to cooperate with the Company and take all necessary steps to effectuate this Release Agreement, each of its terms and the intent of the parties.

3.	Affirmations. In signing this Release Agreement, you are affirming that:

(a)          Other than as described in the Plan, you have been paid and/or have received all compensation, wages, bonuses, commissions, overtime and/or benefits to which you may be entitled.  You affirm that you have been granted or not been denied any leave to which you were entitled under the Family and Medical Leave Act or related state or local leave or disability accommodation laws;

(b)          Other than as provided in the Plan, you are not eligible to receive payments or benefits under any other Company and/or other Released Party’s severance pay policy, plan, practice or arrangement;

(c)          You have no known workplace injuries or occupational diseases;

(d)          You have not complained of, and you are not aware of, any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity by the Company or any other Released Party that you have not reported to the Company in writing. You also affirm that you have not been retaliated against for reporting any allegations of wrongdoing by any Released Party, including any allegations of corporate fraud.  Both parties acknowledge that this Release Agreement does not limit either party’s right, where applicable, to file or to participate in an investigative proceeding of any federal, state or local governmental agency.  To the extent permitted by law, you agree that if such an administrative claim is made, you shall not be entitled to recover any individual monetary relief or other individual remedies;

(e)          You acknowledge and agree that all of the Company’s decisions regarding your pay and benefits through the date of your execution of this Release Agreement were not discriminatory based on age, medical condition or disability, race, color, sex, religion, national origin, ancestry, marital status, sexual orientation, citizenship status, pregnancy or any pregnancy related disability, family status, leave of absence, handicap, or any other classification protected by law; and

(f)          You acknowledge and agree that if you breach the provisions of this Release Agreement, the Plan or any individual employment agreement or equity award agreement between the Company and you that the Company will have the right to seek an appropriate remedy against you, which may include, but not be limited to, injunctive relief, the return and/or cessation of the Severance Benefits, other monetary damages, and the payment of the Company’s attorneys’ fees.  Notwithstanding any return or cessation of the Severance Benefits, all of your obligations hereunder shall be continuing and enforceable including but not limited to your release of claims, and the Company shall be entitled to pursue all remedies against you available at law or in equity for such breach.

4.          Governing Law; Arbitration. The parties hereby agree that the “Claims” and “Governing Law” sections of the Plan are incorporated into this Release Agreement.

5.          Non-Admission of Wrongdoing.  You and the Company agree that neither this Release Agreement nor the furnishing of the consideration for this Release Agreement and the Plan shall be deemed or construed at any time for any purpose as an admission by any of the Released Parties of any liability, wrongdoing, or unlawful conduct of any kind, and the Released Parties do specifically deny, any violation of any local, state, federal, or other law, whether regulatory, common or statutory.  Additionally, this Release Agreement, its existence or its terms will not be admissible in any proceeding other than a proceeding to enforce the terms of this Release Agreement.

6.          Right to Consider, Rescind and Revoke Acceptance.  This Release Agreement is intended to comply with the Older Workers Benefit Protection Act of 1990 with regard to your waiver of rights under the ADEA.  In signing this Release Agreement, you understand and agree that:

(a)          You are specifically advised to consult with an attorney of your own choosing before you sign this Release Agreement, as it waives and releases rights you have or may have under federal, state and local law, including but not limited to the ADEA. You acknowledge that you will bear all expenses incurred by you in the negotiation and preparation of this Release Agreement, and the Company will bear all fees incurred by it.

(b)          You will have up to twenty-one (21) calendar days from the date of your Qualifying Termination (as defined in the Plan) to decide whether to accept and sign this Release Agreement.  In the event you do sign this Release Agreement, you may revoke or rescind your acceptance within seven (7) calendar days of signing it, and it will not become effective or enforceable until the eighth (8th) day after you sign it (the “Release Agreement Effective Date”).  In order to effectively revoke or rescind your acceptance, the revocation or rescission must be in writing and postmarked within the seven (7) calendar day period, and properly addressed to:

Scientific Games Corporation
6601 Bermuda Road
Las Vegas, NV 89119
Attention: Chief Legal Officer

You acknowledge that if you do not accept this Release Agreement in the manner described above, it will be withdrawn and of no effect. You acknowledge and agree that, if you revoke your acceptance of this Release Agreement, you shall receive none of the Severance Benefits provided for in the Plan and that this Release Agreement and the Plan will not be admissible as evidence in any judicial, administrative or arbitral proceeding or trial.  You further acknowledge that if the Release Agreement is not effectively revoked in the time period set forth above, you shall have forever waived your right to revoke this Release Agreement, and it shall thereafter have full force and effect as of the Release Agreement Effective Date.

(c)          Any and all questions regarding the terms of this Release Agreement have been asked and answered to your complete satisfaction.

(d)          You acknowledge that the consideration provided for hereunder is in addition to anything of value to which you already are entitled and the consideration provided for herein is good and valuable.

(e)          You are entering into this Release Agreement voluntarily, of your own free will, and without any coercion or undue influence of any kind or type whatsoever.

(f)          Any modifications of or revisions to this Release Agreement do not re-start the consideration period, described in paragraph (b) of this Section 6.

(g)          You understand that the releases contained in this Release Agreement do not extend to any rights or claims that you have under the ADEA that first arise after execution of this Release Agreement.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Release Agreement as of the date set forth below:

SCIENTIFIC GAMES CORPORATION

By:	/s/	Date::
Name:
Title:

I have decided to accept this Release Agreement, to fulfill the promises I have made in this Release Agreement, and to receive the Severance Benefits described in Sections 6(a)-(d) of the Plan.  I hereby freely and voluntarily assent to all the terms and conditions in this Release Agreement and reaffirm my obligations under the Plan and any individual employment agreement or equity award agreement between the Company and me to the extent provisions of such agreements survive termination or expiration thereof.  I understand that this Release Agreement will become a binding agreement between the Company and me as of the 8th day after I sign it, and I am signing this Release Agreement as my own free act with the full intent of releasing the Released Parties from all Claims, as described in Section 1 above, including but not limited to those under the Age Discrimination in Employment Act (ADEA).

/s/	Date:
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